Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION TO A

DELAWARE CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

FIRST: The jurisdiction where the non-Delaware corporation was first formed is the State of Maryland and the date the non-Delaware corporation first formed is September 14, 2014.

SECOND: The jurisdiction immediately prior to filing this Certificate is the State of Maryland.

THIRD: The name of the non-Delaware corporation immediately prior to filing this Certificate is Uniti Group Inc.

FOURTH: The name of the corporation as set forth in the Certificate of Incorporation is Uniti Group Inc.

FIFTH: All provisions of the plan of conversion have been approved prior to the effectiveness of this Certificate of Conversion in accordance with all law applicable to the non-Delaware corporation, including each approval required under such applicable law for the authorization of the type of corporate action specified in the plan of conversion.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 29th day of July, 2025.

UNITI GROUP INC.

By:	/s/ Daniel Heard
	Name:	Daniel L. Heard
	Title:	Executive Vice President, General Counsel & Secretary